Exhibit 8.1

[Willkie Farr & Gallagher LLP Letterhead]

May 3, 2011

Cowen Group, Inc.
599 Lexington Ave.
New York, NY 10022

Re:
Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel for Cowen Group, Inc., a Delaware corporation ("Parent"), in connection with (1) the Merger and the Second Step Merger, as defined and described in the Agreement and Plan of Merger dated as of February 16, 2011 (the "Merger Agreement"), by and among Parent, Louisiana Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and LaBranche & Co. Inc., a Delaware corporation (the "Company"), and (2) the preparation and filing of the related Registration Statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

        In connection with this opinion, we have examined (i) the Merger Agreement (including any exhibits or schedules thereto), (ii) a representation letter made to us by Parent and Merger Sub and a representation letter by the Company (collectively the "Certificates"), each dated as of the date hereof, (iii) the Registration Statement, (iv) the Proxy Statement/Prospectus and (v) such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

        For purposes of this opinion, we have assumed, with your permission, (a) that the Merger and the Second Step Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, (b) the statements relating to the Merger and the Second Step Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are

true, complete and correct as of the date hereof and will remain so up to and including the Effective Time, and (c) that the representations by Parent (together with Merger Sub) and the Company made in the Certificates are true, complete and correct as of the date hereof and will remain so up to and including the Effective Time. We have also assumed that the parties have complied with and, to the extent applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. We also assume that no action has been taken or will be taken that is inconsistent with the statements, descriptions or representations referred to in this paragraph.

        Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that (1) the Merger and the Second Step Merger, taken together, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (2) Parent and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (3) the description of the law and the legal conclusions set forth in the discussion in the Proxy Statement/Prospectus under the heading "Material U.S. Federal Income Tax Considerations" is accurate in all material respects.

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger or the Second Step Merger under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. This opinion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this opinion, all of which are subject to change at any time, including a change applied retroactively. As noted above, this opinion is based on certain assumptions and representations as to factual matters from Parent and the Company, as well as certain covenants and undertakings made by Parent and the Company to each other. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the conclusions reached in this opinion may be jeopardized. This opinion represents counsel's legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in this opinion or that a court would not sustain such a challenge.

        This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger and the Second Step Merger, taken together. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Willkie Farr & Gallagher LLP